Exhibit 99.1 - News Release dated December 10, 2015 – Fourth fiscal quarter ended September 27, 2015

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports fourth quarter earnings

DAVENPORT, Iowa (December 10, 2015) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, today reported preliminary(1) results for its fourth fiscal quarter and fiscal year ended September 27, 2015.

Fourth quarter financial highlights include:

•	Fourth quarter operating cash flow(2) growth of 5.0% and 7.5% adjusted EBITDA(2) growth.
•	Subscription revenue increased 6.1% excluding the subscription-related expense reclassification.
•	Total digital revenue, including subscription and TownNews, grew 23.9%.
•	Digital ad revenue was up 5.1%, representing 21.6% of total advertising revenue in the quarter.
•	Mobile advertising revenue, which is included in digital advertising, increased 10.6%.
•	Digital services revenue, primarily TownNews, increased 11.3% to $3.3 million.
•	Overall revenue on a comparable basis decreased 4.4% in fourth quarter, which is an improvement from the June quarterly trend. Total advertising and marketing services revenue decreased 9.0%.
•	Total cash costs excluding the subscription-related expense reclassification and workforce adjustment costs decreased 7.8%, exceeding previously announced guidance of down 5.5%-6.0%.

“We are very pleased with our fourth quarter results, especially our cash flow growth,” Mary Junck, chairman and chief executive officer said.  "We continue to see revenue growth in digital advertising, digital services, and subscription revenue from our full access and premium day initiatives as compared to the same quarter of the prior year. These growing revenue categories made up almost 47% of our total revenue, for the quarter."

Junck said several key initiatives launched in 2015 helped drive fourth quarter results and also should impact 2016. Those include:

•	Accelerating digital revenue growth with expanded audience reach and advertising services.
•	Redesigning all of our products including mobile, desktop and print throughout 2016 to improve reader engagement, drive revenue and provide cost efficiencies.
•	Phase 2 of the Lee Design Centers through the "daVinci Project."
•	Implemented a sweeps program that drives programmatic digital advertising revenue by increasing page views and reader engagement at attractive advertising rates.
•	Circulation revenue growth with continued increases in digital subscription activation along with selective price increases and premium days.

"We have very strong local audiences across all age groups," Junck said. "In the markets we serve, we reach 76% of adults with our print and digital platforms, including more than 70% of those under forty years old. We'll continue to refine and develop our products to best meet the needs of our readers and provide large, relevant audiences to our advertisers — both print and digital."

"We also had outstanding results at two of our larger newspaper subsidiaries — Madison Newspapers(3) (MNI) and Tucson Newspapers(3) (TNI), which are accounted for under the equity method," Junck added.  "Combined, our share of EBITDA from these operations for the quarter grew 4.3% in the fourth quarter of

2015. The company received $2.9 million in dividends from MNI and TNI in the quarter and $11.0 million for the year."

Earnings of 18 cents per diluted common share were reported for the quarter compared to earnings of 6 cents a year ago. Excluding unusual matters, adjusted earnings per diluted common share(2) totaled 10 cents, compared with earnings of 2 cents a year ago.

Ron Mayo, chief financial officer and treasurer, said the company will continue to use substantially all of its free cash flow(2) to reduce debt and strengthen the company's capital structure.

"We reduced debt by $19.1 million in the fourth quarter and $78.9 million in the 2015 fiscal year," he said. "And, we expect to continue to repay debt at a similar pace in 2016."

Mayo also noted:

•	As of September 27, 2015, the principal amount of debt was $725.9 million.
•	Interest expense to be settled in cash was reduced $4.9 million in 2015 as a result of debt reductions, which provides additional free cash flow that will be used for future debt reductions.
•	Approximately $3.3 million of the September quarter Pulitzer excess cash flow payment was not rejected, and accordingly, in November of 2015, $3.3 million of 2nd Lien Term Loan(3) was repaid at par.

"Lee also has more than $10 million of real estate assets listed for sale, including properties in Bloomington, Illinois; Portage, Wisconsin; and St. Louis, Missouri at September 27, 2015," Mayo said. "In October 2015, we closed the sale of the Provo, Utah land and building, netting $2.3 million, which was used to repay the 2nd Lien Term Loan at par."

"In 2015, we exceeded cash costs guidance, and we'll continue to implement our business transformation and related cost reductions in the coming year," Mayo said. "In fiscal year 2016, we expect cash cost reductions, as compared to the prior year, to be in the 3.5% to 4.0% range."

FOURTH QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended September 27, 2015 totaled $156.1 million, a decrease of 4.3% compared with a year ago. Excluding the impact of the subscription-related expense reclassification, operating revenue decreased 4.4%. The delivery expense reclassification increases both print subscription revenue and other operating expenses with no impact on operating cash flow(2) or operating income. Certain delivery expenses were previously reported as a reduction of revenue. Tables later in this release detail the impact of the reclassification on revenue and cash costs.

Advertising and marketing services revenue combined decreased 9.0% to $97.3 million, with retail advertising down 7.1%, classified down 13.9% and national down 11.7%. Digital advertising and marketing services revenue on a stand-alone basis increased 5.1% to $21.0 million.

Subscription revenue increased 5.4%. Excluding the impact of the subscription-related expense reclassification, subscription revenue increased 6.1%.

Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 0.9 million in the 13 weeks ended September 27, 2015. Sunday circulation totaled 1.3 million.

Total digital revenue, including advertising, marketing services, subscriptions and digital businesses, totaled $31.1 million in the quarter, up 23.9%, and represents 19.9% of total operating revenue.

Cash costs decreased 6.8% for the 13 weeks ended September 27, 2015. Excluding the impact of the subscription-related expense reclassification and workforce adjustments, cash costs decreased 7.8% for the 13 weeks ended September 27, 2015, exceeding guidance of down 5.5%-6.0%. Compensation decreased 6.7%, primarily as a result of reduced staffing levels. Newsprint and ink expense decreased 28.6%, primarily the result of lower newsprint prices and a reduction in newsprint volume of 11.3%. Other operating expenses decreased 5.4%. The acceleration of cost reductions in the second half of fiscal year 2015 is expected to have a favorable impact on the fiscal year 2016 cash costs.

Operating cash flow increased 5.0% from a year ago to $35.4 million. Excluding workforce adjustments, operating cash flow increased 8.0%. Operating cash flow margin(2) increased to 22.7%, compared to 20.7% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $26.8 million in the current year quarter, compared with $20.7 million a year ago. Adjusted EBITDA for the quarter was $40.0 million, a 7.5% increase over prior year.

Non-operating expenses decreased 17.2% for the 13 weeks ended September 27, 2015. Interest expense decreased 8.5%, or $1.6 million, due to lower debt balances. We also recognized $6.9 million and $5.5 million of non-operating income in the current year quarter and prior year quarter, respectively, due to the change in fair value of stock warrants issued in connection with our refinancing in 2014. Partially offsetting those expense reductions, we expensed $1.4 million of debt refinancing costs in the current year quarter compared to $1.0 million in the prior year quarter. Income attributable to Lee Enterprises, Incorporated for the quarter totaled $9.9 million, compared with income of $3.2 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	September 27 2015		September 28 2014
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	9,881	0.18	3,162	0.06
Adjustments:
Impairment of intangible and other assets	—		2,644
Debt financing costs	1,393		992
Warrants fair value adjustment	(6,880)		(5,543)
Other, including workforce adjustments	2,467		1,316
	(3,020)		(591)
Income tax effect of adjustments, net	(1,321)		(1,733)
	(4,341)	(0.08)	(2,324)	(0.04)
Income attributable to Lee Enterprises, Incorporated, as adjusted	5,540	0.10	838	0.02

SUBSCRIPTION EXPENSE RECLASSIFICATION

Certain results, excluding the impact of the subscription-related expense reclassification, are as follows:

	13 Weeks Ended
(Thousands of Dollars)	Sept 27 2015	Sept 28 2014	Percent Change

Subscription revenue, as reported	48,570	46,081	5.4
Adjustment for subscription-related expense reclassification	(4,376)	(4,442)	(1.5)
Subscription revenue, as adjusted	44,194	41,639	6.1

Total operating revenue, as reported	156,099	163,173	(4.3)
Adjustment for subscription-related expense reclassification	(4,376)	(4,442)	(1.5)
Total operating revenue, as adjusted	151,723	158,731	(4.4)

Other cash costs, as reported	55,523	58,700	(5.4)
Adjustment for subscription-related expense reclassification	(4,376)	(4,442)	(1.5)
Other cash costs, as adjusted	51,147	54,258	(5.7)

Total cash costs excluding unusual matters	119,271	129,085	(7.6)
Adjustment for subscription-related expense reclassification	(4,376)	(4,442)	(1.5)
Total cash costs excluding unusual matters, as adjusted	114,895	124,643	(7.8)

Total cash costs, as reported	120,667	129,426	(6.8)
Adjustment for subscription-related expense reclassification	(4,376)	(4,442)	(1.5)
Total cash costs, as adjusted	116,291	124,984	(7.0)

Approximately $4,036,000, or 92.2% of the reclassification impacts revenue and cash costs of our Lee Legacy(2) operations, and approximately $340,000, or 7.8% impacts Pulitzer(2).

YEAR-TO-DATE OPERATING RESULTS(4)

Operating revenue for fiscal year 2015 totaled $648.5 million, a decrease of 1.9% compared with fiscal year 2014. Excluding the impact of the subscription-related expense reclassification, operating revenue decreased 3.7%.

Advertising and marketing services revenue combined decreased 7.0% to $412.1 million, retail advertising decreased 6.7%, classified decreased 8.6% and national decreased 9.8%. Digital advertising and marketing services revenue on a stand-alone basis increased 6.9% to $81.7 million. Mobile advertising revenue increased 24.8%.

Subscription revenue increased 10.0%. Excluding the impact of the subscription-related expense reclassification, subscription revenue increased 3.6%.

Total digital revenue was $116.9 million year to date, up 27.8% compared with a year ago.

Cash costs for 2015 decreased 0.8% compared to the same period a year ago. Excluding the impact of the subscription-related expense reclassification and workforce adjustments, cash costs decreased 3.6%. Compensation decreased 1.7%, due to a decrease in the average number of full-time equivalent employees of 4.9%, partially offset by company-wide salary increases and higher pension costs. Newsprint and ink expense decreased 20.3%, due to the combination of lower newsprint prices and a reduction in newsprint volume of 12.3%. Other operating expenses increased 2.5% and excluding the impact of the subscription-related expenses reclassification, other operating expense decreased 2.7%, or $5.9 million.

Operating cash flow decreased 5.3% from a year ago to $146.8 million.  Excluding workforce adjustments, operating cash flow decreased 4.0%. Operating cash flow margin decreased to 22.6% from 23.5% a year ago. The subscription-related expense reclassification reduced operating cash flow margin by 0.7%. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income decreased to $109.4 million in 2015, compared with $113.2 million a year ago. Adjusted EBITDA for the year was $163.3 or 3.4% decrease from the prior year.

Non-operating expenses decreased 28.0% in 2015 compared to 2014. We recognized $5.4 million of debt financing costs in 2015 compared to $22.9 million in 2014 due to costs charged to expense at the closing of our 2014 refinancing. Interest expense settled in cash decreased 6.4%, or $4.9 million, due to lower debt balances in the current year. We also recognized non-cash interest expense of $2.4 million in the prior year. The income related to the change in fair value of stock warrants was $6.6 million and $6.1 million in 2015 and 2014, respectively. Income attributable to Lee Enterprises, Incorporated for the year totaled $23.3 million, compared to income of $6.8 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.
			52 Weeks Ended
	September 27 2015		September 28 2014
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	23,316	0.43	6,795	0.13
Adjustments:
Impairment of intangible and other assets	—		2,980
Debt financing costs	5,433		22,927
Amortization of debt present value adjustment	—		2,394
Warrants fair value adjustment	(6,568)		(6,122)
Litigation settlement	—		2,300
Other, including workforce adjustments	4,037		2,319
	2,902		26,798
Income tax effect of adjustments, net	(3,217)		(11,487)
	(315)	(0.01)	15,311	0.28
Income attributable to Lee Enterprises, Incorporated, as adjusted	23,001	0.43	22,106	0.41

SUBSCRIPTION EXPENSE RECLASSIFICATION

Certain results, excluding the impact of the subscription-related expense reclassification, are as follows:

	52 Weeks Ended
(Thousands of Dollars)	Sept 27 2015	Sept 28 2014	Percent Change

Subscription revenue, as reported	194,474	176,826	10.0
Adjustment for subscription-related expense reclassification	(18,300)	(6,707)	NM
Subscription revenue, as adjusted	176,174	170,119	3.6

Total operating revenue, as reported	648,543	660,877	(1.9)
Adjustment for subscription-related expense reclassification	(18,300)	(6,707)	NM
Total operating revenue, as adjusted	630,243	654,170	(3.7)

Other cash costs, as reported	229,165	223,509	2.5
Adjustment for subscription-related expense reclassification	(18,300)	(6,707)	NM
Other cash costs, as adjusted	210,865	216,802	(2.7)

Total cash costs excluding unusual matters	498,456	504,557	(1.2)
Adjustment for subscription-related expense reclassification	(18,300)	(6,707)	NM
Total cash costs excluding unusual matters, as adjusted	480,156	497,850	(3.6)

Total cash costs, as reported	501,760	505,822	(0.8)
Adjustment for subscription-related expense reclassification	(18,300)	(6,707)	NM
Total cash costs, as adjusted	483,460	499,115	(3.1)

Approximately $16,918,000, or 92.4% of the reclassification impacts revenue and cash costs of our Lee Legacy operations, and approximately $1,382,000, or 7.6% impacts Pulitzer.

DEBT AND FREE CASH FLOW

Debt was reduced $19.1 million in the quarter and $78.9 million for the fiscal year. Strong free cash flow coupled with selective asset sales helped fund debt reduction in 2015, which we expect to continue at a similar rate in 2016. As of September 27, 2015 the principal amount of debt was $725.9 million.

Unlevered free cash flow(2) increased 9.0% in the current year quarter to  $35.4 million compared to $32.5 million in the same quarter a year ago. Unlevered free cash flow totaled $149.3 million for 2015 compared to $160.5 million in 2014. Tax refunds of $6.0 million increased our free cash flow in 2014. At September 27, 2015, liquidity, including cash and availability under our Revolving Facility, totaled $44.1 million compared to $25.0 million of required debt principal payments over the next twelve months.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast later today at 9 a.m. Central Daylight Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-505-4389 and entering a conference passcode of 563694 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 0.9 million daily and 1.3 million Sunday, reaching over three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;
•	Our ability to comply with the financial covenants in our credit facilities;
•	Our ability to refinance our debt as it comes due;
•	That the warrants issued in our refinancing will not be exercised;
•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•	Changes in advertising demand;
•	Potential changes in newsprint, other commodities and energy costs;
•	Interest rates;
•	Labor costs;
•	Legislative and regulatory rulings;
•	Our ability to achieve planned expense reductions;
•	Our ability to maintain employee and customer relationships;
•	Our ability to manage increased capital costs;
•	Our ability to maintain our listing status on the NYSE;
•	Competition; and
•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			52 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	Sept 27 2015	Sept 28 2014	Percent Change	Sept 27 2015	Sept 28 2014	Percent Change

Advertising and marketing services:
Retail	61,382	66,056	(7.1)	264,334	283,366	(6.7)
Classified	27,650	32,126	(13.9)	114,225	124,955	(8.6)
National	5,287	5,988	(11.7)	22,422	24,867	(9.8)
Niche publications and other	2,999	2,788	7.6	11,118	10,059	10.5
Total advertising and marketing services revenue	97,318	106,958	(9.0)	412,099	443,247	(7.0)
Subscription	48,570	46,081	5.4	194,474	176,826	10.0
Commercial printing	3,045	2,880	5.7	11,875	12,050	(1.5)
Digital services	3,254	2,924	11.3	12,522	10,181	23.0
Other	3,912	4,330	(9.7)	17,573	18,573	(5.4)
Total operating revenue	156,099	163,173	(4.3)	648,543	660,877	(1.9)
Operating expenses:
Compensation	57,413	61,511	(6.7)	239,028	243,054	(1.7)
Newsprint and ink	6,335	8,874	(28.6)	30,263	37,994	(20.3)
Other operating expenses	55,523	58,700	(5.4)	229,165	223,509	2.5
Workforce adjustments	1,396	341	NM	3,304	1,265	NM
Cash costs	120,667	129,426	(6.8)	501,760	505,822	(0.8)
Operating cash flow	35,432	33,747	5.0	146,783	155,055	(5.3)
Depreciation	4,558	5,220	(12.7)	18,418	20,920	(12.0)
Amortization	6,548	6,880	(4.8)	27,145	27,591	(1.6)
Loss (gain) on sales of assets, net	(328)	284	NM	106	(1,338)	NM
Impairment of intangible and other assets	—	2,644	NM	—	2,980	NM
Equity in earnings of associated companies	2,141	1,949	9.9	8,254	8,297	(0.5)
Operating income	26,795	20,668	29.6	109,368	113,199	(3.4)
Non-operating income (expense):
Financial income	79	79	—	337	385	(12.5)
Interest expense	(17,095)	(18,691)	(8.5)	(72,409)	(79,724)	(9.2)
Debt financing and administrative costs	(1,393)	(992)	40.4	(5,433)	(22,927)	(76.3)
Other, net	5,992	4,607	30.1	6,049	3,028	99.8
	(12,417)	(14,997)	(17.2)	(71,456)	(99,238)	(28.0)
Income before income taxes	14,378	5,671	NM	37,912	13,961	NM
Income tax expense	4,244	2,296	84.8	13,594	6,290	NM
Net income	10,134	3,375	NM	24,318	7,671	NM
Net income attributable to non-controlling interests	(253)	(213)	18.8	(1,002)	(876)	14.4
Income attributable to Lee Enterprises, Incorporated	9,881	3,162	NM	23,316	6,795	NM

Earnings per common share:
Basic	0.18	0.06	NM	0.44	0.13	NM
Diluted	0.18	0.06	NM	0.43	0.13	NM

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)

		13 Weeks Ended	52 Weeks Ended
(Thousands of Dollars)	Sept 27 2015	Sept 28 2014	Sept 27 2015	Sept 28 2014

Advertising and marketing services	97,318	106,958	412,099	443,247
Subscription	48,570	46,081	194,474	176,826
Other	10,211	10,134	41,970	40,804
Total operating revenue	156,099	163,173	648,543	660,877
Compensation	57,413	61,511	239,028	243,054
Newsprint and ink	6,335	8,874	30,263	37,994
Other operating expenses	55,523	58,700	229,165	223,509
Depreciation and amortization	11,106	12,100	45,563	48,511
Loss (gain) on sales of assets, net	(328)	284	106	(1,338)
Impairment of goodwill and other assets	—	2,644	—	2,980
Workforce adjustments	1,396	341	3,304	1,265
Total operating expenses	131,445	144,454	547,429	555,975
Equity in earnings of TNI and MNI	2,141	1,949	8,254	8,297
Operating income	26,795	20,668	109,368	113,199
Adjusted to exclude:
Depreciation and amortization	11,106	12,100	45,563	48,511
Loss (gain) on sales of assets, net	(328)	284	106	(1,338)
Impairment of intangible and other assets	—	2,644	—	2,980
Equity in earnings of TNI and MNI	(2,141)	(1,949)	(8,254)	(8,297)
Operating cash flow	35,432	33,747	146,783	155,055
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,814	2,697	11,246	11,236
EBITDA	38,246	36,444	158,029	166,291
Adjusted to exclude:
Workforce adjustments	1,396	341	3,304	1,265
Stock compensation	326	400	1,971	1,481
Adjusted EBITDA(2)	39,968	37,185	163,304	169,037
Adjusted to exclude:
Ownership share of TNI and MNI EBITDA (50%)	(2,814)	(2,697)	(11,246)	(11,236)
Add (deduct):
Distributions from TNI and MNI	2,862	2,342	10,975	9,996
Capital expenditures, net of insurance proceeds	(2,016)	(3,620)	(9,707)	(11,824)
Pension contributions	(2,012)	(800)	(3,577)	(1,522)
Cash income tax refunds (payments)	(549)	89	(485)	6,022
Unlevered free cash flow	35,439	32,499	149,264	160,473
Add (deduct):
Financial income	79	79	337	385
Interest expense to be settled in cash	(17,095)	(18,691)	(72,409)	(77,330)
Debt financing and administrative costs paid	(256)	(311)	(733)	(31,587)
Free cash flow	18,167	13,576	76,459	51,941

SELECTED LEE LEGACY(2) ONLY FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	Sept 27 2015	Sept 28 2014	Sept 27 2015	Sept 28 2014

Advertising and marketing services	67,944	75,543	287,417	307,254
Subscription	33,417	30,492	131,352	113,992
Other	8,719	8,545	35,328	34,353
Total operating revenue	110,080	114,580	454,097	455,599
Compensation	43,329	45,606	180,035	180,641
Newsprint and ink	4,670	6,461	22,307	27,084
Other operating expenses	32,100	32,696	130,530	120,552
Depreciation and amortization	7,683	8,529	31,534	33,163
Loss (gain) on sales of assets, net	40	281	(285)	(1,362)
Impairment of goodwill and other assets	—	42	—	378
Workforce adjustments	228	116	983	551
Total operating expenses	88,050	93,731	365,104	361,007
Equity in earnings of MNI	1,115	1,152	3,416	3,384
Operating income	23,145	22,001	92,409	97,976
Adjusted to exclude:
Depreciation and amortization	7,683	8,529	31,534	33,163
Loss (gain) on sales of assets, net	40	281	(285)	(1,362)
Impairment of intangible and other assets	—	42	—	378
Equity in earnings of MNI	(1,115)	(1,152)	(3,416)	(3,384)
Operating cash flow	29,753	29,701	120,242	126,771
Add:
Ownership share of MNI EBITDA (50%)	1,683	1,795	5,989	5,905
EBITDA	31,436	31,496	126,231	132,676
Adjusted to exclude:
Workforce adjustments	228	116	983	551
Stock compensation	326	400	1,971	1,481
Adjusted EBITDA	31,990	32,012	129,185	134,708
Adjusted to exclude:
Ownership share of MNI EBITDA (50%)	(1,683)	(1,795)	(5,989)	(5,905)
Add (deduct):
Distributions from MNI	1,500	1,000	5,500	4,750
Capital expenditures, net of insurance proceeds	(1,668)	(2,543)	(6,747)	(9,688)
Pension contributions	—	(70)	—	(87)
Cash income tax refunds (payments)	(549)	51	(396)	(266)
Intercompany charges not settled in cash	—	(3,381)	(6,953)	(9,678)
Other	—	—	(2,000)	(2,000)
Unlevered free cash flow	29,590	25,274	112,600	111,834

SELECTED PULITZER(2) ONLY FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	Sept 27 2015	Sept 28 2014	Sept 27 2015	Sept 28 2014

Advertising and marketing services	29,374	31,415	124,682	135,993
Subscription	15,153	15,589	63,122	62,834
Other	1,492	1,589	6,642	6,451
Total operating revenue	46,019	48,593	194,446	205,278
Compensation	14,084	15,905	58,993	62,413
Newsprint and ink	1,665	2,413	7,956	10,910
Other operating expenses	23,423	26,004	98,635	102,957
Depreciation and amortization	3,423	3,571	14,029	15,348
Loss (gain) on sales of assets, net	(368)	3	391	24
Impairment of goodwill and other assets	—	2,602	—	2,602
Workforce adjustments	1,168	225	2,321	714
Total operating expenses	43,395	50,723	182,325	194,968
Equity in earnings of TNI	1,026	797	4,838	4,913
Operating income (loss)	3,650	(1,333)	16,959	15,223
Adjusted to exclude:
Depreciation and amortization	3,423	3,571	14,029	15,348
Loss (gain) on sales of assets, net	(368)	3	391	24
Impairment of intangible and other assets	—	2,602	—	2,602
Equity in earnings of TNI	(1,026)	(797)	(4,838)	(4,913)
Operating cash flow	5,679	4,046	26,541	28,284
Add:
Ownership share of TNI EBITDA (50%)	1,131	902	5,257	5,331
EBITDA	6,810	4,948	31,798	33,615
Adjusted to exclude:
Workforce adjustments	1,168	225	2,321	714
Adjusted EBITDA	7,978	5,173	34,119	34,329
Adjusted to exclude:
Ownership share of TNI EBITDA (50%)	(1,131)	(902)	(5,257)	(5,331)
Add (deduct):
Distributions from TNI	1,362	1,342	5,475	5,246
Capital expenditures, net of insurance proceeds	(348)	(1,077)	(2,960)	(2,136)
Pension contributions	(2,012)	(730)	(3,577)	(1,435)
Cash income tax refunds (payments)	—	38	(89)	6,288
Intercompany charges not settled in cash	—	3,381	6,953	9,678
Other	—	—	2,000	2,000
Unlevered free cash flow	5,849	7,225	36,664	48,639

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	September 27 2015	September 28 2014
Cash	11,134	16,704
Debt (Principal Amount):
Revolving Facility	—	5,000
1st Lien Term Loan	180,872	226,750
Notes	400,000	400,000
2nd Lien Term Loan	145,000	150,000
Pulitzer Notes	—	23,000
	725,872	804,750

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			52 Weeks Ended
	Sept 27 2015	Sept 28 2014	Percent Change	Sept 27 2015	Sept 28 2014	Percent Change

Capital expenditures, net of insurance proceeds (Thousands of Dollars)	2,016	3,620	(44.3)	9,707	11,824	(17.9)
Newsprint volume (Tonnes)	12,145	13,691	(11.3)	50,895	58,007	(12.3)
Average full-time equivalent employees	4,160	4,443	(6.4)	4,292	4,515	(4.9)
Average common shares - basic (Thousands of Shares)	53,637	52,442	2.3	52,640	52,273	0.7
Average common shares - diluted (Thousands of Shares)	54,515	53,988	1.0	53,931	53,736	0.4
Shares outstanding at end of period (Thousands of Shares)				54,679	53,747	1.7

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is defined as as operating income (loss), plus depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment costs, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature.

•
Cash Costs are defined as compensation, newsprint and ink, other operating expenses and certain unusual matters, such as workforce adjustment costs. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual matters are excluded.

•
EBITDA is defined as operating income (loss), plus depreciation, amortization, loss (gain) on sale of assets, impairment charges and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Operating Cash Flow is defined as operating income (loss) plus depreciation, amortization, loss (gain) on sale of assets and impairment charges, minus equity in earnings of TNI and MNI and curtailment gains. We also present Operating Cash Flow excluding workforce adjustment costs. Operating Cash Flow Margin is defined as operating cash flow divided by operating revenue.

•
Unlevered Free Cash Flow is defined as operating income (loss), plus depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment costs, stock compensation, distributions from TNI and MNI and cash income tax (payments) refunds, minus equity in earnings of TNI and MNI, curtailment gains, cash income taxes, pension contributions and capital expenditures. Changes in working capital, asset sales, minority interest and discontinued operations are excluded. Free Cash Flow also includes financial income, interest expense and debt financing and reorganization costs.

We also present selected information for Lee Legacy and Pulitzer Inc. ("Pulitzer"). Lee Legacy constitutes the business of the Company excluding Pulitzer, a wholly-owned subsidiary of the Company.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The Company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility under a First Lien Credit Agreement dated as of March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.